EXHIBIT 99.1
                                                                    ------------


                                  NEWS RELEASE

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE  Contact: Beth B. Hood   Phone: (918) 524-1512


                      North American Galvanizing & Coatings
                      -------------------------------------
                   Reports Record Second Quarter 2006 Earnings
                   -------------------------------------------

Tulsa, Oklahoma, July 31, 2006 - North American Galvanizing & Coatings, Inc. (AMEX: NGA) announced today record earnings and sales for the first six months and the second quarter of 2006. The Company's net earnings for the first six months of 2006 were $2.4 million ($.30 per diluted share), compared with $.2 million ($.03 per diluted share) in the first six months of 2005. Consolidated net earnings for this year's second quarter were $1.4 million ($.18 per diluted share), compared with $.1 million ($.02 per diluted share) in the second quarter of 2005 and $.9 million ($.13 per diluted share) in the first quarter of 2006. The record quarterly results are primarily attributable to higher average selling prices, favorable zinc contract purchases, and an 18% increase in volume over the prior year first half.

Sales for the three-months and six-months ended June 30, 2006 increased 42% and 52%, respectively, over the prior year. The main reason for the increase in second quarter revenues was a higher average sales price and a 2% increase in volume. Sales prices have increased related to increases in zinc and energy costs. The increase in revenues for the first half is due to a higher average sales price and an 18% increase in volume over the same period in 2005. For 2006, average selling prices for galvanizing and related coating services were 40% higher than the prior year second quarter and 29% higher than the first half of 2005.

Commenting on the results of the second quarter 2006, Ronald J. Evans, president and chief executive officer, said "We are extremely pleased that our first half volumes were at all time high levels. Sustained higher volume, coupled with improved net margins and continuing operating efficiencies produced record earnings this quarter."

The London Metals Exchange (LME) market price for zinc in the first half of 2006 averaged $1.26 per pound, compared to $.59 in the first half of 2005. At June 30, 2006 the LME market price for zinc was $1.48 per pound. With these increases in zinc costs, the market could react by using other corrosion protection alternatives, such as paint, or by postponing projects. The Company cannot be assured that continuing zinc price increases will be absorbed by the market.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

                                    - MORE -

Available Information. The Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Statements of Beneficial Ownership of Securities on Forms 3, 4 and 5 for Directors and Officers of the Company and all amendments to such reports filed or furnished pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge at the Securities and Exchange Commission ("SEC") website at www.sec.gov. The Company's website at www.nagalv.com contains a link to the SEC website.

Cautionary Statement. This press release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements made concerning the acquisition of assets from Gregory Galvanizing and the financial impacts thereof. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2006.


NORTH AMERICAN GALVANIZING & COATINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
THREE AND SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(In thousands, except per share amounts)
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                                        Three Months Ended     Six Months Ended
                                              June 30               June 30
                                          2006       2005       2006       2005


SALES                                   $18,227    $12,801    $33,638    $22,081

COSTS AND EXPENSES:

  Cost of sales                          12,706      9,691     23,702     16,533

  Selling, general and administrative
     expenses                             2,246      1,983      4,087      3,431

  Depreciation and amortization             645        646      1,292      1,265
                                        -------    -------    -------    -------

           Total costs and expenses      15,597     12,320     29,081     21,229
                                        -------    -------    -------    -------


OPERATING INCOME                          2,630        481      4,557        852


INTEREST EXPENSE--Net                       238        278        479        503
                                        -------    -------    -------    -------

INCOME FROM OPERATIONS BEFORE INCOME
   TAXES                                  2,392        203      4,078        349


INCOME TAX EXPENSE                          949         89      1,653        138
                                        -------    -------    -------    -------

NET INCOME                              $ 1,443        114      2,425        211
                                        =======    =======    =======    =======
NET INCOME PER COMMON SHARE:
  Net income

    Basic                                $0.20      $0.02      $0.34      $0.03

    Diluted                              $0.18      $0.02      $0.30      $0.03